Exhibit 99.1

FOR IMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Jones or Elizabeth Foster
(858) 658-7600

NEUROCRINE BIOSCIENCES ANNOUNCES THE APPOINTMENT OF
WENDELL WIERENGA TO THE POSITION OF
EXECUTIVE VICE PRESIDENT RESEARCH AND DEVELOPMENT

San Diego, CA, July 24, 2003 – Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced the appointment of Wendell Wierenga to the position of Executive Vice President – Research and Development. In this new position, reporting to Gary Lyons, President and Chief Executive Officer of Neurocrine Biosciences, Dr. Wierenga will be responsible for all aspects of research and development including discovery research as well as preclinical and clinical development effective September 1, 2003. Dr. Wierenga brings with him over 30 years of global pharmaceutical experience.

Dr. Wierenga was most recently Chief Executive Officer of Syrrx, Inc. Prior to joining Syrrx, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer), where he was responsible for worldwide drug development, including toxicology, pharmacokinetics/drug metabolism, chemical development, pharmaceutics, clinical supplies, information systems, and technology acquisition. He was responsible for the successful integration of Agouron and Parke-Davis R&D and for the management of 25 biotechnology corporate partnerships exceeding $750 million in pre-commercialization value. Dr. Wierenga also held the position of Senior Vice President of Research at Parke-Davis and was responsible for worldwide pre-clinical drug discovery and development. Prior to Parke Davis, Dr. Wierenga was at Upjohn Pharmaceuticals for 16 years, where his last position was Executive Director of Discovery Research. Dr. Wierenga led/participated in the research and development of more than 50 Investigational New Drugs (INDs), over 10 New Drug Applications (NDAs) and over 10 marketed products, including Lipitor® and Neurontin®.

“Neurocrine is at an exciting inflection point in its growth potential and I look forward to working with the Neurocrine team in continuing to build its R&D organization and a sustainable and exciting pipeline,” said Dr. Wierenga.

Dr. Wierenga earned his B.A. from Hope College in Holland, Michigan, his Ph.D. in Chemistry from Stanford University, and an American Cancer Society Postdoctoral Fellowship at Stanford. He has published more than 55 original articles, 100 abstracts and invited lectures, and is a primary inventor on 30 patents. He is an Adjunct Professor in the Department of Chemistry at the University of Michigan and a Director of Ciphergen, Onyx and Xenoport.

“Neurocrine’s research and development groups have a strong track record and the addition of Wendell’s experience will strengthen those groups and support the growth of the Company into a multi-product research and development organization. As we evolve and expand our research and development investment, it is important that we continue to attract individuals who have the necessary pharmaceutical background, experience and leadership skills to guide us through this phase of the company’s growth. Wendell comes to Neurocrine with an extensive and proven track record of drug development and unparalleled leadership skills to direct our future growth,” said Gary Lyons, President and Chief Executive Officer of Neurocrine Biosciences.

Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, autoimmunity and certain female and male health disorders. Neurocrine Biosciences, Inc. news releases are available through the Company's website via the Internet at http:www.neurocrine.com.

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